FIELDPOINT PETROLEUM PROVIDES UPDATE

AUSTIN, Texas June 10, 2013 /PRnewswire/ - FieldPoint Petroleum Corporation (NYSE/MKT:FPP)  The Board of Directors sadly announced today the untimely passing of its Founder, President, and CEO, Mr. Ray D. Reaves, who died in an automobile accident in Bastrop County, Texas.

In an emergency meeting of the board called on June 8, action was taken to put in motion a succession plan that was developed several years ago to be used in the event of such an occurrence.  As part of the plan, the board elected Mr. Roger D. Bryant to serve as its Chairman, fully authorized with the executive powers necessary to conduct all aspects of the business.  Further, the board initiated action to begin the search for a new CEO.

Mr. Bryant stated, “This is a great loss to FieldPoint, and a greater personal loss to every member of our board.  Mr. Reaves was widely respected within the industry, and had many friends who will share our loss.  Our heartfelt condolences go out to his family.”

Mr. Bryant has been a member of the FieldPoint board for 16 years, and has extensive experience in the oil and gas industry and corporate governance.  He has served in executive level positions throughout his career..  This includes having been President of a subsidiary of Dresser Industries, President of a subsidiary of Schlumberger, Ltd., President, CEO and Director of Autogas Systems, Inc., the developer of “Pay at the Pump” technology for the petroleum industry, and President, CEO, and Chairman of Canmax, Inc., a publicly traded developer of POS systems for the petroleum industry.  In the position of Chairman, Mr. Bryant will receive a monthly stipend of $6,000.

Mr. Bryant further stated, “We are committed to support all initiatives of Fieldpoint and want to assure our industry partners that this tragic event will not interrupt our ongoing business.”.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Roger Bryant, Chairman (214) 215-9130.